Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Xynomic Pharmaceuticals, Inc.:

We consent to the use of our report dated April 3, 2019, with respect to the consolidated balance sheets of Xynomic Pharmaceuticals, Inc. as of December 31, 2017 and 2018, and the related consolidated statements of comprehensive loss, changes in shareholders’ deficit and cash flows for the years then ended and the related notes (collectively, the consolidated financial statements), included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our audit report dated April 3, 2019 contains an explanatory paragraph that states, the Company has suffered recurring losses from operations, has net current liabilities and accumulated deficit, and has limited resources available to fund current research and development activities, and will require substantial additional financing to continue to fund its research and development activities that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG Huazhen LLP

Beijing, China
April 3, 2019